Exhibit 99.1

For further Information:

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
AT HEARTLAND PARTNERS, L.P.:                                                        AT THE INVESTOR RELATIONS CO.:
Lawrence Adelson                                                                    Michael Arneth
President of CMC/Heartland Partners Holdings, Inc., its general partner             (847) 296-4200
(312) 834-0592

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FOR IMMEDIATE RELEASE


             HEARTLAND PARTNERS COMMENTS ON UNUSUAL TRADING ACTIVITY

CHICAGO, MARCH 28, 2006 - Heartland Partners, L.P. (AMEX: HTL) today reported it does not believe that there is any undisclosed information that would account for the recent activity in its Class A units. As previously announced:

      o Heartland Partners has concluded a settlement with Heartland Technology, Inc., its former general partner and former owner of HTL's Class B Interest resulting in the cancellation of the Class B Interest and the forgiveness of HTL's claims against Heartland Technology, Inc.

      o Earlier this year the company settled litigation against the Redevelopment Authority of the City of Milwaukee resulting in payment to the company of $3.25 million. In March, the sale of one of the company's two remaining Kinzie Station properties was completed for $2.85 million. The other Kinzie Station parcel is under contract for $2.85 million as well with a mid-year closing date.

      o Heartland faces potentially significant environmental claims in Minneapolis, Minnesota and Miles City, Montana as well as numerous smaller environmental claims at other locations. The company is also being sued by its former chief executive officer who claims he is owed substantial compensation under an employment contract.

ABOUT HEARTLAND

Heartland Partners, L.P. is a Chicago-based real estate limited partnership with properties, primarily in the upper Midwest and northern United States. CMC Heartland is a subsidiary of Heartland Partners, L.P. and is the successor to the Milwaukee Road Railroad, founded in 1847.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the company, the Company or its management "believes," "expects," "intends," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements in this release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. The forward-looking statements included in this release are made only as of the date of publication, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

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